AlphaMetrix WC
Diversified Fund —
MT0041

(A Cayman Islands Exempted Limited Liability
Company)

Financial Statements as of June 30, 2013 (Unaudited)

and December 31, 2012 and for the Three and Six
months Ended June 30, 2013 and 2012 (Unaudited)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

JUNE 30, 2013 AND DECEMBER 31, 2012

(Expressed in U.S. dollars)

	June 30, 2013 (Unaudited)	December 31, 2012

ASSETS

Equity in commodity trading accounts at clearing brokers:
Cash	$59,589,927	$72,415,838
Investment in futures, at fair value (representing unrealized appreciation on open contracts, net)	3,179,201	2,848,624
Investment in forward currency contracts, at fair value (representing unrealized appreciation on open contracts, net)	—	475,706
Due from AlphaMetrix Managed Futures III LLC	2,507,550	—
Cash at bank	8,911,289	29,260,417
Total Assets	$74,187,967	$105,000,585

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)

LIABILITIES
Equity in commodity trading accounts at clearing brokers:
Investment in forward currency contracts, at fair value (representing unrealized depreciation on open contracts, net)	$480,716	$—
Redemptions payable	1,348,529	4,582,486
Total Liabilities	1,829,245	4,582,486

SHAREHOLDERS’ EQUITY (NET ASSETS) (NOTE 9):	72,358,722	100,418,099

Total Liabilities and Shareholders’ Equity (Net Assets)	$74,187,967	$105,000,585

Net asset value per share (28,287 and 42,917 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively; 4,999,802 shares authorized)	$2,557.99	$2,339.85

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)

JUNE 30, 2013

(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percent of Shareholders’ Equity (Net Assets)
Long positions:
Domestic
Futures contracts
Agriculture	708	$(610,817)	(0.84)%
Currency	470	(1,344,488)	(1.86)
Energy	180	(711,950)	(0.98)
Index	594	(1,073,597)	(1.48)
Interest	543	(373,581)	(0.52)
Forward currency contracts
Forwards		(5,888)	(0.01)
Foreign
Futures contracts
Agriculture	20	(7,155)	(0.01)
Energy	40	(181,866)	(0.25)
Index	822	(845,426)	(1.17)
Interest	793	(1,034,099)	(1.43)
Metals	124	(477,297)	(0.66)
Forward currency contracts
Forwards		15,518	0.02

Total long positions		(6,650,646)	(9.19)

Short positions:
Domestic
Futures contracts
Agriculture	(683)	943,883	1.30
Currency	(1,097)	2,503,174	3.46
Energy	(329)	(1,759)	—
Index	(87)	(30,345)	(0.04)
Interest	(141)	11,341	0.02
Metals
Gold[1]	(250)	4,038,040	5.57
Other	(107)	658,985	0.91
Forward currency contracts
Forwards		(385,027)	(0.53)
Foreign
Futures contracts
Agriculture	(4)	46	—
Energy	(1)	15	—
Index	(128)	220,917	0.31
Interest	(352)	(51,020)	(0.07)
Metals	(311)	1,546,200	2.14

(Continued)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)

JUNE 30, 2013

(Expressed in U.S. dollars)

	Fair Value	Percent of Shareholders’ Equity (Net Assets)

Forward currency contracts
Forwards	(105,319)	(0.15)

Total short positions	9,349,131	12.92

Investments - at fair value, net	$2,698,485	3.73%

1Expires in August 2013

(Concluded)

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2012

(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percent of Shareholders’ Equity (Net Assets)
Long positions:
Domestic
Futures contracts
Agriculture	198	$(329,610)	(0.33)%
Currency	1,906	(200,045)	(0.20)
Energy	56	136,806	0.14
Index	1,040	(557,293)	(0.55)
Interest	3,331	(240,790)	(0.24)
Metals	119	(1,038,764)	(1.03)
Forward currency contracts
Forwards		(107,956)	(0.11)
Foreign
Futures contracts
Agriculture	8	(1,302)	—
Energy	34	(2,507)	—
Index	1,820	1,602,453	1.59
Interest	3,597	1,165,235	1.15
Metals	209	(313,152)	(0.31)
Forward currency contracts
Forwards		(32,575)	(0.03)

Total long positions		80,500	0.08

Short positions:
Domestic
Futures contracts
Agriculture	577	48,454	0.05
Currency	555	3,776,038	3.76
Energy	224	(374,758)	(0.37)
Index	12	(4,165)	—
Interest	8	(279)	—
Metals	13	(45,400)	(0.05)
Forward currency contracts
Forwards		611,526	0.61
Foreign
Futures contracts
Agriculture	8	(273)	—
Currency	420	8,278	0.01
Interest	138	(27,002)	(0.03)
Metals	150	(753,300)	(0.75)
Forward currency contracts
Forwards		4,711	—

Total short positions		3,243,830	3.23

Investments - at fair value, net		$3,324,330	3.31%

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Expressed in U.S. Dollars)

	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013	June 30, 2012	June 30, 2012
INVESTMENT INCOME
Interest income	$3,731	$9,537	$5,850	$13,276
Total income	3,731	9,537	5,850	13,276

EXPENSES:
Trading costs	84,650	162,102	95,033	180,917
Interest expense	5,718	12,670	1,115	4,289

Total expenses	90,368	174,772	96,148	185,206

NET INVESTMENT INCOME/(LOSS)	(86,637)	(165,235)	(90,298)	(171,930)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	(3,392,755)	11,096,627	(9,567,543)	(4,113,305)
Foreign currency transactions	(42,924)	45,653	(98,090)	(106,066)
	(3,435,679)	11,142,280	(9,665,633)	(4,219,371)
Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	125,394	(625,845)	(1,244,728)	(8,757,554)
Translation of assets and liabilities denominated in foreign currencies	40,274	(215,647)	(25,668)	125,448
	165,668	(841,492)	(1,270,396)	(8,632,106)
Net realized and unrealized gain/(loss) on investments and foreign currency	(3,270,011)	10,300,788	(10,936,029)	(12,851,477)

Net increase/(decrease) in net assets resulting from operations	$(3,356,648)	$10,135,553	$(11,026,327)	$(13,023,407)

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Expressed in U.S. dollars)

	2013	2012
Changes in net assets from operations:
Net investment income/(loss)	$(165,235)	$(171,930)
Net realized gain/(loss) from investments and foreign currency transactions	11,142,280	(4,219,371)
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(841,492)	(8,632,106)

Net increase/(decrease) in net assets resulting from operations	10,135,553	(13,023,407)

Changes in net assets from capital transactions:
Proceeds from issuance of shares	14,637,900	25,277,790
Redemptions of shares	(52,832,830)	(16,095,966)

Net increase/(decrease) in net assets resulting from capital transactions	(38,194,930)	9,181,824

Increase/(decrease) in net assets	(28,059,377)	(3,841,583)

NET ASSETS — Beginning of period	100,418,099	106,075,212

NET ASSETS — End of period	$72,358,722	$102,233,629

See notes to financial statements.

AlphaMetrix WC DIversified Fund — MT0041

(A Cayman Islands Exempted Limited Liability Company)

Notes to the Financial Statements (unaudited)

as of June 30, 2013 and December 31, 2012 and for the three and SIX MONTHS ended JUNE 30, 2013 AND 2012

1.	Organization and Structure

AlphaMetrix WC Diversified Fund — MT0041 (the “Master Fund”) was incorporated on December 22, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Winton Capital Management Ltd. (the “Trading Advisor”) pursuant to its Diversified Program (the “Program”). The Program is systematically trading over numerous futures markets including grains, metals, softs, energies, meats, and financials. Trend-following in nature, the Trading Advisor’s system uses technical analysis to identify market trends. The strategy consists of a multiple of systems – four long-term models and one short-term model.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”) are investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including funds of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMosaic (US) LLC, a Delaware Series Limited Liability Company (the “U.S. Platform”), and AlphaMosaic SPC, a Cayman Islands Segregated Portfolio Company (the “Offshore Platform”), serve as the feeder funds for the Platform and invest substantially all of the assets of their respective segregated portfolios (each a “Fund”) in the Master Fund or Other Master Funds. AlphaMosaic (US) LLC — Cell No. 41 (“LLC41”), a separate series of the U.S. Platform and AlphaMosaic SPC — SP 41 Segregated Portfolio (“SPC41”), a segregated portfolio of the Offshore Platform, each invest in the Master Fund.

AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series), a Delaware Series Limited Liability Company (“AM III LLC”), and its two Sub-Series (B-0 and B-2), each a “Sub-Series”, also serves as a feeder fund and invests a portion of the assets of the Sub-Series in the Master Fund or Other Master Funds.

LLC41, SPC41, AM III LLC Sub-Series B-0 and AM III LLC Sub-Series B-2 are collectively hereafter referred to as the “Feeder Funds”.

Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by the U.S. Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors (“Directors”). The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director, aside from the fiduciary responsibility that each Director serves in fulfillment of his or her respective role as Director of the Master Fund.

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and registered transfer agent (“RTA”), and is a member of the National Futures Association (“NFA”).

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. The management and incentive fees due to the Trading Advisor, in accordance with the Trading Agreement, are paid by the Sponsor who in turn receives management and incentive fees calculated, recorded and allocated to the Investors by the Feeder Funds in accordance with the U. S. Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

2.	Summary of Significant Accounting Policies

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash — Cash held in the commodity trading account at the clearing brokers consists of either cash maintained in the custody of the brokers, a portion of which is required margin for open positions, or amounts due to/from the brokers for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing United States dollar (“USD”) commercial bank account. The Master Fund holds various currencies at the clearing brokers, of which approximately $50,161,483 and $62,385,447 is held in USD and $9,428,444 and $10,030,391 is held in foreign currency as of June 30, 2013 and December 31, 2012, respectively. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. A portion of this cash is restricted cash required to meet maintenance margin requirements. Cash with the clearing brokers included restricted cash for margin requirements of $24,675,867 and $34,058,099 as of June 30, 2013 and December 31, 2012, respectively. This cash becomes unrestricted when the underlying positions to which it is applicable are liquidated.

Depending on the Program and investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — The Master Fund may enter into futures and options on futures contracts. Upon entering into a futures contract, the Master Fund agrees to receive or deliver a fixed quantity of an underlying instrument or commodity for an agreed-upon price. An option contract provides the option purchaser with the right, but not the obligation, to buy or sell a security or financial instrument at a predetermined exercise price during a defined period. An option contract requires the option writer to buy or sell that security or financial instrument at the same predetermined exercise price during the defined period. Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts, agreements to exchange one currency for another at a future date and at a specified price, are recorded on the trade date. The difference between the original contract amount and fair value of the open forward currency contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward currency contracts is determined daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, forward currency contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect either at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. Such fluctuations are included within the unrealized appreciation on open contracts, net. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statement of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates.

Interest Income/Expense — Interest income and expense is recognized on an accrual basis.

Trading Costs — Trading costs generally consist of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward currency contracts. Commissions are paid on each individual investment transaction.

Operating Costs — Operating costs consist of legal, compliance, regulatory, audit, tax, administration, and other costs. In accordance with each Feeder Fund’s respective Confidential Offering Memorandum, each Feeder Fund is responsible for and will bear its pro rata share of its corresponding Master Fund’s operating costs.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. As of June 30, 2013 and December 31, 2012, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on each investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications — Certain amounts in the 2012 financial statements have been reclassified to conform to the 2013 presentation. Specifically, Investments in forward currency contracts in the amount of $475,706 have been separately stated from Investments in futures on the Statement of Financial Condition as of December 31, 2012. These accounts were previously combined. This reclassification had no effect on Shareholders’ equity (net assets) of the Master Fund.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

3.	FAIR VALUE MEASUREMENTS

Fair Value Measurements and Disclosures — The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in an active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor in the absence of readily ascertainable fair values.

A description of the valuation methodologies applied to the Master Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows. Inputs that are used in determining fair value of an investment may include price information, credit data, volatility statistics, and other factors. These inputs can be either observable or unobservable. All of the inputs for the Master Fund are observable. The availability of observable inputs can vary between investments and is affected by various factors such as type of investment and the volume and level of activity for that investment or similar investments in the marketplace.

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and over-the-counter (“OTC”) derivative contracts can include futures contracts, options on futures contracts, forward currency contracts and option contracts whose values are based on an underlying reference, such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying reference, obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no transfers between levels for the six months ended June 30, 2013 and the year ended December 31, 2012.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

The following tables present the classification of investments, by type, into the above hierarchy levels as of June 30, 2013. Presentation is gross – as an asset if in a gain position and a liability if in a loss position.

		Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	June 30, 2013	(Level 1)	(Level 2)	(Level 3)

Assets
Futures contracts
Agriculture	$1,273,181	$1,273,181	$—	$—
Currency	2,512,876	2,512,876	—	—
Energy	263,512	263,512	—	—
Index	459,291	459,291	—	—
Interest	120,003	120,003	—	—
Metals	6,308,731	6,308,731	—	—

Forward currency contracts	604,285	—	604,285	—

Total investment assets at fair value	11,541,879	10,937,594	604,285	—

Liabilities
Futures contracts
Agriculture	(947,224)	(947,224)	—	—
Currency	(1,354,190)	(1,354,190)	—	—
Energy	(1,159,072)	(1,159,072)	—	—
Index	(2,187,742)	(2,187,742)	—	—
Interest	(1,567,362)	(1,567,362)	—	—
Metals	(542,803)	(542,803)	—	—

Forward currency contracts	(1,085,001)	—	(1,085,001)	—

Total investment liabilities at fair value	(8,843,394)	(7,758,393)	(1,085,001)	—

Total investments at fair value - net*	$2,698,485	$3,179,201	$(480,716)	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

		Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)

Assets
Futures contracts
Agriculture	$309,385	$309,385	$—	$—
Currency	4,600,247	4,600,247	—	—
Energy	235,703	235,703	—	—
Index	2,172,308	2,172,308	—	—
Interest	1,866,312	1,866,312	—	—
Metals	163,204	163,204	—	—

Forward currency contracts	939,255	—	939,255	—

Total investment assets at fair value	10,286,414	9,347,159	939,255	—

Liabilities
Futures contracts
Agriculture	(592,115)	(592,115)	—	—
Currency	(1,015,976)	(1,015,976)	—	—
Energy	(476,162)	(476,162)	—	—
Index	(1,131,313)	(1,131,313)	—	—
Interest	(969,149)	(969,149)	—	—
Metals	(2,313,820)	(2,313,820)	—	—

Forward currency contracts	(463,549)	—	(463,549)	—

Total investment liabilities at fair value	(6,962,084)	(6,498,535)	(463,549)	—

Total investments at fair value - net*	$3,324,330	$2,848,624	$475,706	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

4.	Derivative Financial Instruments

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. Derivatives may be traded on an exchange or OTC. Exchange-traded derivatives are standardized and include futures and options on futures contracts. OTC derivatives are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the fair value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. As of June 30, 2013 and December 31, 2012, the credit risk exposure for the Master Fund’s outstanding OTC derivatives is $0 and $475,706, respectively.

Purchase and sale of futures contracts requires margin deposits with a broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with counterparties. In the event of a counterparty’s insolvency, recovery of the Master Fund’s assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence.

Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the AlphaMetrix Risk Department.

FASB ASC 815, Derivatives and Hedging (“ASC 815”) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

Pursuant to the Program, the Master Fund engages in the speculative trading of derivatives. These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the fair value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract.

At June 30, 2013 and December 31, 2012, the Master Fund had open positions with the following notional values by sector:

June 30, 2013

Description	Quantity	Notional Value
Long
Futures contracts
Agriculture	728	$28,957,099
Currency	470	63,567,325
Energy	220	12,121,530
Index	1,416	83,652,876
Interest	1,336	400,214,858
Metals	124	12,028,747

Short
Futures contracts
Agriculture	(687)	(21,207,281)
Currency	(1,097)	(121,167,963)
Energy	(330)	(34,094,548)
Index	(215)	(13,552,695)
Interest	(493)	(100,824,604)
Metals	(668)	(70,860,184)

December 31, 2012

Description	Quantity	Notional Value
Long
Futures contracts
Agriculture	206	$7,934,924
Currency	1,906	196,936,123
Energy	90	11,365,253
Index	2,860	192,932,539
Interest	6,928	1,720,012,429
Metals	328	36,380,526

Short
Futures contracts
Agriculture	(585)	(19,938,260)
Currency	(975)	(84,357,523)
Energy	(224)	(16,012,187)
Index	(12)	(99,960)
Interest	(146)	(54,271,555)
Metals	(163)	(18,446,656)

During the six months ended June 30, 2013, the Master Fund participated in 3,037 forward currency and 41,618 futures contract transactions.

During 2012, the Master Fund participated in 5,301 forward currency, 88,648 futures and 74 options on futures contract transactions.

The effect of trading derivative contracts on the Statement of Operations for the three and six months ended June 30, 2013 is detailed below:

	Net Trading Gain/(Loss)* Three Months Ended June 30, 2013	Net Trading Gain/(Loss)* Six Months Ended June 30, 2013
Futures contracts:
Agriculture	$1,315,162	$2,581,675
Currency	(709,098)	2,978,567
Energy	(1,756,414)	(1,839,792)
Index	2,122,771	14,131,014
Interest	(12,569,146)	(14,566,999)
Metals	10,634,346	9,905,388
Total futures contracts	(962,379)	13,189,853

Forward currency contracts	(2,304,982)	(2,719,071)

Total net trading gain/(loss)	$(3,267,361)	$10,470,782

* Includes both realized gains/(losses) of $(3,392,755) and $11,096,627 and unrealized appreciation/(depreciation) of $125,394 and ($625,845) for the three and six months ended June 30, 2013, and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

The effect of trading derivative contracts on the Statement of Operations for the three and six months ended June 30, 2012 is detailed below:

	Net Trading Gain/(Loss)* Three Months Ended June 30, 2012	Net Trading Gain/(Loss)* Six Months Ended June 30, 2012
Futures option contracts:
Index	$42,740	$74,555
Futures contracts:
Agriculture	(688,326)	(2,021,480)
Currency	(1,826,414)	(9,610,836)
Energy	(7,006,291)	(3,131,361)
Index	(11,177,789)	(3,375,334)
Interest	10,479,428	8,347,914
Metals	754,614	(1,095,710)
Total futures contracts	(9,422,038)	(10,812,252)

Forward currency contracts	(1,390,233)	(2,058,607)

Total net trading gain/(loss)	$(10,812,271)	$(12,870,859)

* Includes both realized of ($9,567,543) and ($4,113,305) and unrealized of ($1,244,728) and ($8,757,554) gains/(losses) for the three and six months ended June 30, 2012 and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

5.	Balance Sheet Offsetting

In December 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities and ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The update creates new disclosure requirements requiring entities to disclose both gross and net information for recognized derivative instruments and financial instruments that are either offset in the Statement of Financial Condition or subject to an enforceable master netting arrangement or similar agreement.

The following tables summarize the Master Fund’s netting arrangements:

June 30, 2013:

Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net amount of Assets in the Statement of Financial Condition

Futures	$10,937,594	$(7,758,393)	$3,179,201
Forward Currency Contracts	604,285	(604,285)	—

Total	$11,541,879	$(8,362,678)	$3,179,201

	Net amount of Assets in the Statement of Financial Condition	Cash Collateral Pledged by Counterparty	Net Amount

Counterparty A	$246,678	$(246,678)	$—
Counterparty B	—	—	—
Counterparty C	2,932,523	(2,932,523)	—

Total	$3,179,201	$(3,179,201)	$—

Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net amount of Liabilities in the Statement of Financial Condition

Futures	$(7,758,393)	$7,758,393	$—
Forward Currency Contracts	(1,085,001)	604,285	(480,716)

Total	$(8,843,394)	$8,362,678	$(480,716)

	Net amount of Liabilities in the Statement of Financial Condition	Cash Collateral Received by Counterparty	Net Amount

Counterparty A	$—	$—	$—
Counterparty B	(480,716)	480,716	—
Counterparty C	—	—	—

Total	$(480,716)	$480,716	$—

December 31, 2012:

Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net amount of Assets in the Statement of Financial Condition

Futures	$9,347,159	$(6,498,535)	$2,848,624
Forward Currency Contracts	939,255	(463,549)	475,706

Total	$10,286,414	$(6,962,084)	$3,324,330

	Net amount of Assets in the Statement of Financial Condition	Cash Collateral Pledged by Counterparty	Net Amount

Counterparty A	$42,930	$(42,930)	$—
Counterparty B	475,706	(475,706)	—
Counterparty C	2,805,694	(2,805,694)	—

Total	$3,324,330	$(3,324,330)	$—

Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net amount of Liabilities in the Statement of Financial Condition

Futures	$(6,498,535)	$6,498,535	$—
Forward Currency Contracts	(463,549)	463,549	—

Total	$(6,962,084)	$6,962,084	$—

	Net amount of Liabilities in the Statement of Financial Condition	Cash Collateral Received by Counterparty	Net Amount

Counterparty A	$—	$—	$—
Counterparty B	—	—	—
Counterparty C	—	—	—

Total	$—	$—	$—

The presentation of cash collateral in the tables above has been revised from the manner of presentation in the March 31, 2013 financial statements. The cash collateral presented only amounts to the amount of cash pledged or received for the outstanding futures and forward currency contracts held. See note 2 for total amount of cash restricted to meet maintenance margin requirements at the counterparties.

6.	Allocation of Master Fund’S Income and Gains and Losses

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

7.	Related Parties

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. Currently, AlphaMetrix AIA receives no direct compensation for the services provided.

AlphaMetrix360 Cayman, Ltd. (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, serves as administrator (“Administrator”) for the Master Fund.

8.	NAV Verification agent

Custom House Fund Services (Chicago) LLC (“Custom House”), has been retained by the Platform to serve as a NAV Verification Agent and perform certain net asset value verification procedures for each Master Fund pursuant to a NAV Verification Agreement (the “Custom House Agreement”), entered into by Custom House, the Sponsor, the Platform and the Administrator. Under the terms of the NAV Verification Agreement, Custom House communicates the results of its procedures to each investor.

9.	Capital Structure

The share capital of the Master Fund is US$50,000 divided into (i) 2 voting, non-participating management shares of a nominal or par value of US$1.00 each and (ii) 4,999,800 non-voting, participating portfolio shares each being a non-voting share each of a nominal or par value of US$0.01 each. A Management Share was allotted and issued to the subscriber to the Memorandum of Association and has been transferred to the Sponsor. The remaining Management Share has been allotted and issued to the Sponsor at par and both are fully paid. Subscriptions and redemptions into the Master Fund are allowed on a bimonthly basis and transacted at the current net asset value at the time of the subscription or redemption. The remaining Management Share has been allotted and issued to the Sponsor at par and both are fully paid. Subscriptions and redemptions into the Master Fund are allowed on a monthly basis and transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to the nearest whole share) for the six months ended June 30, 2013 and 2012 is as follows:

	2013	2012

Shares outstanding — Beginning of Period	42,917	41,639

Shares subscribed	5,495	10,135
Shares redeemed	(20,125)	(6,350)

Shares outstanding — End of Period	28,287	45,424

10.	Financial Highlights

Financial highlights of the Master Fund for the six months ended June 30, 2013 and 2012 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•	Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the six months ended June 30, 2013 and 2012. Weighted average shares are computed using the month-end and mid-month shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the six months ended June 30, 2013 and 2012, and is not annualized.

•	The net investment loss and total expense ratios are computed based upon the weighted average net assets for the six months ended June 30, 2013 and 2012, and are annualized. Weighted average net assets are computed using the average of month-end and mid-month net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Six Months	Six Month
	Ended	Ended
	June 30, 2013	June 30, 2012

Net asset value — Beginning of Period	$2,339.85	$2,547.51

Per share data (for a share outstanding throughout the period):
Net investment loss	(5.38)	(3.89)
Total realized and unrealized gain/(loss) on investments and foreign currency	223.52	(292.97)

Total from investment operations	218.14	(296.86)

Net asset value — End of Period	$2,557.99	$2,250.65

Total return	9.32%	(11.65)%

Ratio to average net assets:
Net investment loss	(0.40)%	(0.31)%
Total expenses	0.43%	0.34%

11.	SUBSEQUENT EVENTs

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through August 14, 2013, the date the financial statements were available for issuance. The Sponsor has determined that there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

* * * * * *

ALPHAMETRIX wc diversified FUND — MT0041

(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the report as of June 30, 2013 (unaudited) and December 31, 2012 and for the three and six months ended June 30, 2013 and 2012 (unaudited), is accurate and complete.

/s/ Aleks Kins
Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor
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